Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”) is made as of August 8, 2005 by and between Dolny Limited, a corporation organized under the laws of the British Virgin Islands (the “Company”), and Valu Flik, Inc., a Nevada corporation (“the Surviving Corporation”).  The Surviving Corporation and the Company are hereinafter sometimes referred to collectively as the “Constituent Corporations”.

There are 23,357,630 shares of the Company’s stock issued and outstanding.  The authorized capital stock of the Surviving Corporation consists of an aggregate of 250,000,000 shares, comprised of 150,000,000 shares of Common Stock, par value US$0.001 per share (the “Surviving Corporation Common Stock”), and 100,000,000 shares of Preferred Stock, par value US$0.001 per share (the “Surviving Corporation Preferred Stock”).  Immediately prior to the Effective Date (as defined below), 2,750,000 shares of Surviving Corporation Common Stock are issued and outstanding and 4,000,000 shares of Surviving Corporation Preferred Stock are issued and outstanding.  The directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that the Company merge into the Surviving Corporation upon the terms and conditions provided herein.

NOW, THEREFORE, the parties hereby adopt the plan of reorganization encompassed by this Merger Agreement and hereby agree that the Company shall merge into the Surviving Corporation on the following terms, conditions and other provisions:

1.                                     TERMS AND CONDITIONS.

1.1 MERGER. The Company shall be merged with and into the Surviving Corporation, which shall be the surviving corporation effective at the earlier of the date when this Merger Agreement is filed as part of the required Articles of Merger with the Secretary of State of Nevada and the British Virgin Islands Registrar of International Business Companies (the “Effective Date”).

1.2 SUCCESSION. On the Effective Date, the Surviving Corporation shall succeed to all of the rights, privileges, powers, immunities and franchises and all the property, real, personal and mixed of the Company, without the necessity for any separate transfer.  The Surviving Corporation shall thereafter be responsible and liable for all liabilities and obligations of the Company, and neither the rights of creditors nor any liens on the property of the Company shall be impaired by the merger.

1.3 COMMON STOCK OF THE COMPANY AND THE SURVIVING CORPORATION.  Upon the Effective Date, by virtue of the merger and without any further action on the part of the Constituent Corporations or their shareholders or members, each share of Company Common Stock issued and outstanding immediately prior to the Effective Date shall be changed and converted into and become (a) one fully paid and non-assessable share of the Surviving Corporation Common Stock; (b) a warrant to purchase one share of the Surviving Corporation Common Stock at an exercise price of US$2.50 per share; and (c) a warrant to purchase one share of the Surviving Corporation Common Stock at an exercise price of US$4.00 per share.

1.4 STOCK CERTIFICATES.  On and after the Effective Date, all of the outstanding certificates that prior to that time represented shares of Company Common Stock shall be deemed void and cancelled for all purposes and the Surviving Corporation shall issue new certificates (the

“New Certificates’) representing ownership of shares of the Surviving Corporation Common Stock as provided herein.  The New Certificates shall be sent by the Surviving Corporation to the registered address of the holders of the Company Common Stock as appears in the Company’s records, or to such other address as any member of the Company may request in writing not less than three (3) business days prior to the Effective Date.  Shares represented by the New Certificates shall be registered on the books and records of the Surviving Corporation or its transfer agent.  The registered owner of shares represented by the New Certificates shall have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of the Surviving Corporation evidenced by such outstanding certificate as provided above.

1.5 OPTIONS AND WARRANTS.  On the Effective Date, the Surviving Corporation will assume and continue all unexercised portions of stock options under the stock option plans of the Company and any successor plan or plans, and the unexercised portions of all warrants to buy Company Common Stock shall become warrants for the purchase of the same number of shares of the Surviving Corporation Common Stock.  There will be no other changes in the exercise price or any other terms and/or conditions of such options and warrants and effective upon the Effective Date the Surviving Corporation assumes the outstanding and unexercised portions of such warrants and the obligations of the Company with respect thereto.

1.6 ACTS, PLANS, POLICIES, AGREEMENTS, ETC. All corporate acts, plans, policies, agreements, arrangements, approvals and authorizations of the Company, its shareholders, Board of Directors and committees thereof, officers and agents which were valid and effective immediately prior to the Effective Date, shall be taken for all purposes as the acts, plans, policies, agreements, arrangements, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to the Company.

2.                                     CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1 NAME.  The name of the surviving corporation following the Effective Date shall continue to be Valu Flik, Inc.

2.2 ARTICLES OF INCORPORATION AND BY-LAWS.  The Articles of Incorporation and Bylaws of the Surviving Corporation as in effect immediately prior to the Effective Date shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation after the Effective Date.

2.3 DIRECTORS AND OFFICERS.  On the Effective Date, the Board of Directors of the Surviving Corporation will consist of the members of the Board of Directors of the Company immediately prior to the Merger. The directors will continue to hold office as directors of the Surviving Corporation for the same term for which they would otherwise serve as directors of the Company. The individuals serving as executive officers of the Company immediately prior to the Merger will serve as executive officers of the Surviving Corporation upon the effectiveness of the Merger.

3.                                     MISCELLANEOUS

3.1 FURTHER ASSURANCES.  From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of the Company such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate and necessary in order to vest or perfect, or to confirm of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of the Company and otherwise to carry out the purposes of this Merger Agreement, and the directors and officers of the Company are fully authorized in the name and on behalf of the Company or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

3.2 AMENDMENT.  At any time before or after approval by the shareholders of the Company, this Merger Agreement may be amended in any manner (except that any of the principal terms may not be amended without the approval of the shareholders of the Company) as may be determined in the judgment of the respective Boards of Directors of the Company and the Surviving Corporation to be necessary, desirable or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

3.3 ABANDONMENT.  At any time before the Effective Date, this Merger Agreement may be terminated and the merger may be abandoned by the Board of Directors of the Company, notwithstanding the approval of this Merger Agreement by the shareholders of the Company, or the consummation of the merger may be deferred for a reasonable period if, in the opinion of the Board of Directors of the Company, such action would be in the best interests of the Constituent Corporations.

3.4 GOVERNING LAW.  This Merger Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

IN WITNESS WHEREOF, this agreement has been signed as of the date first above written for and on behalf of the corporate parties hereto by the undersigned thereunto duly authorized.

Dolny Limited	Valu Flik, Inc.

/s/ Robert L. Kelly	/s/ Robert L. Kelly
By: Robert L. Kelly	By: Robert L. Kelly
Its: Chief Executive Officer	Its: Sole Director

STATEMENT OF MERGER

OF

DOLNY LTD.

(A BRITISH VIRGIN ISLANDS INTERNATIONAL BUSINESS COMPANY)

WITH AND INTO

VALU FLIK, INC.

(A NEVADA CORPORATION)

Pursuant to the International Business Companies Act (CAP 291) (the “Act”), Section 79, Dolny Ltd., the undersigned foreign company, submits the following:

FIRST: The name of the surviving company is Valu Flik, Inc. (the “Surviving Corporation”), a corporation formed and existing under the laws of the State of Nevada, a jurisdiction of the United States of America, and the name of the company merged into the Surviving Corporation is Dolny Ltd., (the “Acquired Corporation”) an International Business Company incorporated under the Act.

SECOND: The Surviving Corporation hereby agrees that service of process may be effected on it in the British Virgin Islands in respect of proceedings for the enforcement of any claim, debt, liability or obligation of the Acquired Corporation or in respect of proceedings for the enforcement of the rights of a dissenting member of the Acquired Corporation against the Surviving Corporation.

THIRD: The Surviving Corporation irrevocably appoints the Registrar (as defined under the Act) as its agent to accept service of process in proceedings referred to in paragraph SECOND.

FOURTH:  The Surviving Corporation hereby agrees that it will promptly pay to the dissenting members of the Acquired Corporation, if any, the amount to which they are entitled under the Act with respect to the rights of dissenting members.

(Signature Page Follows)

IN WITNESS WHEREOF, the Surviving Corporation and the Acquired Corporation have caused this statement to be signed by a duly authorized officer, this 6th day of March, 2006.

SURVIVING CORPORATION:
VALU FLIK, INC.

By:	/s/ Robert S. Kelly
Robert L. Kelly

Its: CEO

ACQUIRED CORPORATION:
DOLNY LTD.

By:	/s/ Robert S. Kelly
Robert L. Kelly

Its: Managing Director, CEO